                                   EXHIBIT 12

                            STATE STREET CORPORATION

                       Ratio of Earnings to Fixed Charges

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
                           Six months
                             ended           Year Ended December 31,
                            June 30,  -----------------------------------------
(Dollars in million)          2000     1999     1998     1997     1996    1995
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
(A) Excluding interest on
 deposits:
 Earnings:
 Income before income
  taxes..................   $   495   $   974  $   662  $   568  $  453  $  370
 Fixed charges...........       614       954      856      613     477     495
                            -------   -------  -------  -------  ------  ------
  Earnings as adjusted...   $ 1,109   $ 1,928  $ 1,518  $ 1,181  $  930  $  865
                            =======   =======  =======  =======  ======  ======
 Income before income
  taxes
 Pretax income from
  continuing operations
  as reported ...........   $   490   $   968  $   657  $   564  $  447  $  366
 Share of pretax income
  (loss) of 50% owned
  subsidiaries not
  included in above......         5         6        5        4       6       4
                            -------   -------  -------  -------  ------  ------
 Net income as adjusted..   $   495   $   974  $   662  $   568  $  453  $  370
                            =======   =======  =======  =======  ======  ======
 Fixed charges:
 Interest on other
  borrowings.............   $   573   $   874  $   770  $   548  $  452  $  482
 Interest on long-term
  debt including
  amortization of debt
  issue costs............        36        70       66       55      15       9
 Portion of rents
  representative of the
  interest factor in long
  term lease.............         5        10       20       10      10       4
                            -------   -------  -------  -------  ------  ------
  Fixed charges..........   $   614   $   954  $   856  $   613  $  477  $  495
                            =======   =======  =======  =======  ======  ======
 Ratio of earnings to
  fixed charges..........      1.81x     2.02x    1.77x    1.93x   1.95x   1.75x
(B) Including interest on
 deposits:
 Adjusted earnings from
  (A) above..............   $ 1,109   $ 1,928  $ 1,518  $ 1,181  $  930  $  865
 Add interest on
  deposits...............       458       712      656      512     425     416
                            -------   -------  -------  -------  ------  ------
 Earnings as adjusted....   $ 1,567   $ 2,640  $ 2,174  $ 1,693  $1,355  $1,281
                            =======   =======  =======  =======  ======  ======
 Fixed Charges:
 Fixed charges from (A)
  above..................   $   614   $   954  $   856  $   613  $  477  $  495
 Interest on deposits....       458       712      656      512     425     416
                            -------   -------  -------  -------  ------  ------
  Adjusted fixed
   charges...............   $ 1,072   $ 1,666  $ 1,512  $ 1,125  $  902  $  911
                            =======   =======  =======  =======  ======  ======
 Adjusted earnings to
  adjusted fixed
  charges................      1.46x     1.58x    1.44x    1.50x   1.50x   1.41x
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